Exhibit 10.1

REGENERON PHARMACEUTICALS, INC.
ID: 13-3444607
777 Old Saw Mill River Road
Tarrytown, NY 10591

Notice of Grant of Performance Restricted Stock Units and Performance Restricted Stock Unit Agreement (“Notice”)

Leonard S. Schleifer, M.D., Ph.D. [ADDRESS]	Performance RSU Number: Plan: Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan ID:

Effective September 24, 2026 (the “Grant Date”), you have been granted a one-time, front-loaded award of Performance Restricted Stock Units (collectively, the “PSUs” or “Performance Restricted Stock Units”) representing the opportunity to earn up to 2,700,000 shares of REGENERON PHARMACEUTICALS, INC. (the “Company”) common stock. Please refer to Section 4 below for definitions of certain terms used in this Notice. Any capitalized term used but not defined in this Notice shall have the meaning given to such term in the Plan.

1.	Vesting Conditions; Certain Rules.

A.	General

The PSUs granted under this Notice shall be subject to the rules set forth in this Section 1 and shall be earned and eligible to vest on the basis of the performance criteria in respect of (i) the filing of new molecular entity Biologics License Applications (“BLAs”) and New Drug Applications (“NDAs”) with the U.S. Food and Drug Administration (the “FDA”) (such PSUs earned and eligible to vest pursuant to this clause (i), “Filing Shares”), (ii) the approval by the FDA of BLAs and NDAs and supplemental BLAs (“sBLAs”) and supplemental NDAs (“sNDAs”) (such PSUs earned and eligible to vest pursuant to this clause (ii), “Approval Shares,” and, together with the Filing Shares, collectively, the “Activity-Based Shares”), and (iii) the achievement of annual global New Product Revenue hurdles (as defined below) (such PSUs earned and eligible to vest pursuant to this clause (iii), the “Revenue Shares”), in each case determined as provided below and subject to the application of the relative TSR (“rTSR”) modifier (as set forth in Section 1.D below), the Activity-Based Share Limitations (as set forth in Section 1.E below), and the other limitations as set forth below.

Specifically, the PSUs shall be earned and eligible to vest (i) with respect to the Activity-Based Shares, following December 31 of each year during the Performance Period (as defined below) (collectively, “Years 1-10”) based on the filings with and approvals by the FDA that occurred during the applicable year, subject to and upon annual certification by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of such filings and approvals in January of the following calendar year (as further provided in Section 1.B below), and (ii) with respect to the Revenue Shares, following each of December 31, 2032 (the fiscal year ended on such date, “Year 7”), December 31, 2033 (the fiscal year ended on such date, “Year 8”), December 31, 2034 (the fiscal year ended on such date, “Year 9”), and December 31, 2035 (the fiscal year ended on such date, “Year 10”), based on the annual global New Product Revenue hurdles achieved during the applicable year, subject to and upon certification by the Compensation Committee of the attainment of the applicable annual global New Product Revenue hurdles following the release of the Company’s audited annual financial statements for the applicable year (as further provided in Section 1.C below), and subject in each case to your continuous employment with the Company or your continued service as a member of the Board or a consultant to the Company, including any successor thereto (such employment or service as a member of the Board or as a consultant to the Company is referred to herein as “Service”) through the applicable Certification Date (as defined below) and subject to all limitations and other calculations as set forth herein. While you are employed as Chief Executive Officer of the Company (“CEO”), the Company shall nominate you to serve as a member of the Board (“Board Nomination Right”); provided that, for the avoidance of doubt, upon your termination as CEO for any reason, your Board Nomination Right shall terminate and have no further force or effect.

As a condition to entering into the Performance Restricted Stock Unit Agreement (as defined below) and this Notice, you agree to participate in good faith in the Board’s continued development of the Company’s CEO succession plan, with such succession plan to be in place by the fifth (5th) anniversary of the Grant Date or such later date as may be determined by the Board. Subject to your participation in good faith in the efforts to develop such succession plan as set forth above, the failure to finalize a succession plan within such time frame shall not impact your rights and entitlements hereunder.

To the extent that the PSUs that are eligible to vest during the Performance Period have not vested prior to the Certification Date in respect of Year 10 either (1) pursuant to the activity-based criteria set forth in Section 1.B below, (2) pursuant to the annual global New Product Revenue criteria set forth in Section 1.C below, or (3) pursuant to the criteria set forth in Section 1.F below, such unvested PSUs shall be forfeited on such Certification Date, subject to earlier vesting or termination pursuant to the application of the Special Vesting Rules Upon Certain Terminations and Change in Control set forth in Section 1.H below.

Rules regarding the timing of delivery of shares of Company common stock in connection with the vesting of the PSUs are set forth in Section 2 below. In addition, subject to Section 1.H below, any and all Activity-Based Shares and Revenue Shares that are earned and settled based on performance during the Performance Period shall be subject to the Holding Period (as defined below) through the Certification Date in respect of Year 10, as described in Section 2.H below.

In recognition of the one-time, front-loaded nature of this PSU Award, you acknowledge and agree that no additional equity or equity-based awards under the Plan or any successor thereto or replacement thereof shall be granted to you at any time on or prior to December 31, 2035.

Notwithstanding any other provisions of this Notice, the maximum aggregate number of shares of Company common stock that may be earned by you pursuant to this PSU Award shall not exceed 2,700,000 shares, which limit shall be applied after giving effect to the rTSR modifier, the Activity-Based Share Limitations, and all other calculations described herein.

B.	Activity-Based Shares

The number of Activity-Based Shares, if any, earned and vested in respect of this PSU Award shall be determined as the sum of the Filing Shares and the Approval Shares described in this Section 1.B, subject in each case to the application of the rTSR modifier and the Activity-Based Share Limitations set forth in Sections 1.D and 1.E below, respectively. Additional limitations on the delivery of any such earned and vested Activity-Based Shares apply pursuant to Section 2 below.

i.              Filing Shares. 10,000 PSUs shall be earned (subject to the special adjustment rule in Section 1.G below) for each new BLA or NDA filed with the FDA during the period from January 1, 2026 through December 31, 2034 (each, a “New Entity Filing”). For the avoidance of doubt, and notwithstanding the foregoing, New Entity Filings shall include (i) filings in respect of assets acquired by the Company through a Purchase (as defined below) and (ii) the BLAs/NDAs filed by the Company between January 1, 2026 and the Grant Date in respect of the following: garetosmab and cemdisiran. In addition, and for the avoidance of doubt, Otarmeni™ (lunsotogene parvec) shall not be counted as a New Entity Filing hereunder. No Filing Shares shall be earned in respect of the filing (as opposed to approval) of any sBLAs or sNDAs.

ii.             Approval Shares. 15,000 PSUs shall be earned (subject to the special adjustment rule in Section 1.G below) upon each FDA approval of any New Entity Filing during the Performance Period. In addition, you shall earn 12,500 PSUs upon each FDA approval of any sBLA or sNDA filed and approved during the Performance Period, in each case excluding any sBLA or sNDA (i) for a product approved by the FDA as of the Grant Date or (ii) that does not expand the eligible patient population for the applicable product (including, without limitation, an sBLA or sNDA relating to manufacturing and quality changes, safety labeling changes, new formulation or dosage form, pediatric supplements unless they extend the approved indication to a population not previously covered by the approved labeling and such population represents a significant commercial opportunity, or post-marketing commitments or study results that do not change the approved indication and patient eligibility criteria) (each, an “Eligible Supplemental Filing”). For the avoidance of doubt, if Otarmeni™ (lunsotogene parvec) receives approval for a broader FDA indication as compared to the indication that was approved prior to the Grant Date, such broader approval shall be counted as an approval of an Eligible Supplemental Filing hereunder.

iii.            The above-referenced Activity-Based Shares shall be earned and vest as of the Certification Date following each performance year during the Performance Period, based on the annual certification by the Compensation Committee of such filings and approvals and your continuous Service through such applicable Certification Date.

iv.            Any Activity-Based Shares that are earned and vest in respect of a performance year in accordance with the criteria set forth above shall be subject to the 80/20 Rule (as defined below) in connection with the settlement of such earned and vested Activity-Based Shares.

v.            Activity-Based Shares that would have been earned for Years 1-9 if not for the applicable earning caps and limitations that apply in such years (“Carryover Activity-Based Shares”) shall be eligible to be earned and vest for Years 7-10 so long as the applicable earnings caps and limitations and the resulting calculations allow for such earnout and vesting (including, without limitation, the Activity-Based Share Limitations and the aggregate caps on the combined number of Activity-Based Shares and Revenue Shares that apply in Year 7 and Year 8).

C.	Revenue Shares; Combined Earnout Limits with Activity-Based Shares Prior to Years 9 and 10

The number of Revenue Shares, if any, earned and vested in respect of this PSU Award shall be determined based on the Company’s annual global New Product Revenue for Year 7, Year 8, Year 9, and Year 10, in each case as derived from the Company’s audited annual financial statements and in accordance with the following schedule (and subject to the limitations set forth below), subject in each case to the application of the rTSR modifier set forth in Section 1.D below:

Annual Global New Product Revenue	Revenue Shares Earned
Less than $10 billion	0
$10 billion	250,000
$18 billion	900,000
$30 billion	1,800,000

provided that, notwithstanding the schedule set forth above, (i) the cumulative maximum number of Revenue Shares when combined with Activity-Based Shares that may be earned and vested for Year 7 shall be 300,000 (which number of Revenue Shares combined with Activity-Based Shares for Year 7 shall be calculated inclusive of, and reduced by, any Activity-Based Shares that were earned and vested for performance years prior to Year 7) and (ii) the cumulative maximum number of Revenue Shares when combined with Activity-Based Shares that may be earned and vested for Year 8 shall be 525,000 (which number of Revenue Shares combined with Activity-Based Shares for Year 8 shall be calculated inclusive of, and reduced by, any Shares (as defined below) that were earned and vested for Year 7). For the avoidance of doubt, there are no additional maximum caps (other than those set forth in the schedule above and in Section 1.F below) on the number of Revenue Shares that may be earned and vested for Year 9 or Year 10.

Additional Rules and Limitations on Revenue Shares Earned. Any Revenue Shares that are earned and vested in respect of a fiscal year in accordance with the schedule set forth above shall be subject to the 80/20 Rule in connection with the settlement of such earned and vested Revenue Shares.

Once the amount of annual global New Product Revenue for Year 7 has been certified, subsequent determinations of annual global New Product Revenue for any later fiscal year will only entitle you to an incremental amount of Revenue Shares (if any), which shall equal to the number of Revenue Shares that would be earned and vested in respect of such later fiscal year in accordance with the schedule set forth above, less the number of Revenue Shares that became earned and vested in respect of any prior fiscal year (for the avoidance of doubt, taking into account the cumulative maximum number of Revenue Shares when combined with Activity-Based Shares that may be earned and vested for Year 8).

In addition, no Revenue Shares shall be earned for any annual global New Product Revenue that is below $10 billion as certified as of each applicable Certification Date, and the Company shall apply linear interpolation to determine the number of Revenue Shares earned for any annual global New Product Revenue falling between each of the performance hurdles above $10 billion and the corresponding Revenue Share levels set forth in the schedule above. Except as provided in clause (ii) of Section 1.F below, no additional shares shall be earned for any annual global New Product Revenue that is above $30 billion.

The above-referenced Revenue Shares shall be earned and become vested on each Certification Date following December 31, 2032, December 31, 2033, December 31, 2034, or December 31, 2035, as applicable, based on certification by the Compensation Committee of the attainment of the applicable annual global New Product Revenue hurdles following the release of the Company’s audited annual financial statements for the applicable year and your continuous Service through the applicable Certification Date (but in any event no later than the end of the Performance Period).

D.	rTSR Modifier

The aggregate number of PSUs earned and vested pursuant to Sections 1.B and 1.C above shall be adjusted upward or downward by application of the rTSR modifier determined by comparing (i) the Company’s cumulative TSR for the period from January 1, 2026 through December 31, 2035 (as may be modified by operation of Section 1.H below) (the “rTSR Measurement Period”) relative to (ii) the Cumulative NBI Return (as defined below) over the rTSR Measurement Period. If the Company’s TSR is less than the Cumulative NBI Return by twenty-five percentage points (25pp) or more, the aggregate shares earned pursuant to this PSU Award shall be decreased by twenty percent (20%); if the Company’s TSR is greater than the Cumulative NBI Return by twenty-five percentage points (25pp) or more, the aggregate shares earned pursuant to this PSU Award shall be increased by twenty percent (20%). The Company shall apply linear interpolation to determine the rTSR modifier where the Company’s TSR falls between negative twenty-five percentage points (25pp) and positive twenty-five percentage points (25pp) relative to the Cumulative NBI Return. Notwithstanding the foregoing or any other provision of this Notice, the rTSR modifier shall not operate to increase the number of shares earned pursuant to this PSU Award if the Company’s TSR over the rTSR Measurement Period is negative. Except as otherwise set forth in Section 1.H below, the rTSR modifier shall be applied by the Compensation Committee on the Certification Date in respect of Year 10.

In order to calculate the final, aggregate number of PSUs earned and vested pursuant to Sections 1.B and 1.C above, the rTSR modifier shall be applied to the entire number of PSUs that would otherwise be earned and vested at the end of the Performance Period (or which have previously vested and settled pursuant to the application of Section 1.B and Section 1.C and taking into account the 80/20 Rule), and any reduction or increase in the number of earned PSUs resulting from the application of the rTSR modifier (and any previously earned PSUs to which the 80/20 Rule was applied) shall be trued up based on the achievement of the rTSR modifier (the “rTSR True Up”).

E.	Activity-Based Share Limitations

In Years 1-6 and, in certain circumstances after Year 7, Year 8, Year 9, and in respect of Year 10, after application of the rTSR modifier described in Section 1.D above, the number of Activity-Based Shares otherwise earned shall also be subject to the following limitations (the “Activity-Based Share Limitations”).

i.             Proportion of Aggregate Earned Activity-Based Shares Allocable to You in Years 1-6 or in any Performance Year in Which the Company’s Annual Global New Product Revenue for Year 7, Year 8, Year 9, or Year 10 is less than $10 billion. During Years 1-6 and in Years 7-10 if the Company’s annual global New Product Revenue for any such performance year is less than $10 billion, across both this PSU Award and the PSU Award granted to George D. Yancopoulos, M.D., Ph.D., twenty-five percent (25%) of the aggregate Activity-Based Shares that are earned in accordance with Section 1.B above for the applicable performance year shall be allocated to you subject to a cumulative cap of 100,000 Activity-Based Shares that may be earned by you as of the end of any such year.

ii.             Activity-Based Shares Also Limited if the Company’s Annual Global New Product Revenue for Year 7, Year 8, Year 9, or Year 10 is Equal to or Greater than $10 Billion. If the Company’s annual global New Product Revenue for Year 7, Year 8, Year 9, or Year 10 is equal to or greater than $10 billion such that Revenue Shares are earned, the aggregate Activity-Based Shares and Revenue Shares earned in accordance with Sections 1.B and 1.C above, respectively, across both this PSU Award and the PSU Award granted to George D. Yancopoulos, M.D., Ph.D. shall be limited such that the Activity-Based Shares shall not comprise more than, and shall be capped at, thirty percent (30%) of the aggregate number of Shares earned for the applicable performance year.

The foregoing calculations and percentages set forth in this Section 1.E shall be applied regardless of whether the PSU Award granted to George D. Yancopoulos, M.D., Ph.D. remains in effect and outstanding or whether such executive remains in Service.

F.	Maximum Shares Earned

In no event shall the total number of shares earned pursuant to this PSU Award exceed the maximum of 2,700,000 PSUs set forth in Section 1.A above, which maximum shall be deemed earned upon the achievement of either (i) any combination of Activity-Based Shares and Revenue Shares determined in accordance with this Section 1 that equals or exceeds such maximum after giving effect to the rTSR modifier at the end of the Performance Period and after giving effect to the Activity-Based Share Limitations, or (ii) the higher of the Company’s annual global New Product Revenue for Year 9 or Year 10 exceeding $40 billion while the Company’s absolute TSR over the rTSR Measurement Period is positive and exceeds the Cumulative NBI Return over the rTSR Measurement Period.

G.	Special Adjustment Rule Commencing in Year 7

Commencing in Year 7, if the Company’s annual global New Product Revenue for such performance year or subsequent performance year is equal to or greater than $10 billion such that Revenue Shares are earned, any Activity-Based Shares and Revenue Shares that would otherwise be earned and vested in respect of the applicable year in accordance with the provisions of this Section 1 (taking in account the Activity-Based Share Limitations and the other limitations set forth herein) shall be reduced by 100,000 Shares (but not more than 100,000 Shares in total shall be subject to this special adjustment rule).

H.	Special Vesting Rules Upon Certain Terminations and Change in Control

Except as specifically set forth in this Section 1.H, any unvested PSUs shall be forfeited in their entirety in the event that your Service ceases prior to the end of the Performance Period; provided, however, that (i) with respect to any Activity-Based Shares that have been earned based on the annual certification of the Compensation Committee, you shall be deemed to have met the continuous Service requirement with respect to such PSUs if you are in Service as of the applicable Certification Date and (ii) with respect to any Revenue Shares that have been earned based on the certification by the Compensation Committee of the attainment of the applicable annual global New Product Revenue hurdles following the release of the Company’s audited annual financial statements for Year 7, Year 8, Year 9, or Year 10, as applicable, you shall be deemed to have met the continuous Service requirement with respect to such PSUs if you are in Service as of the applicable Certification Date (or the end of the Performance Period, as applicable). You specifically acknowledge and agree that the provisions set forth herein with respect to your termination of Service supersede any provisions of any other agreement between you and the Company or any Affiliate, including any agreement that provides a different treatment for equity awards due to death or retirement. The following special rules shall apply to the PSUs, notwithstanding the provisions of Sections 1.B and 1.C above.

Without Cause or for Good Reason. If your Service is terminated without Cause (as defined below) or you resign from your Service for a Good Reason (as defined below) prior to December 31, 2035 and prior to the date of a Change in Control, the PSUs shall remain outstanding and may be earned pursuant to the provisions hereof without regard to the continued Service requirement, except that (i) the determination of any earnout as of a Certification Date following the termination date will be based solely on New Products in existence as of the termination date as well as Eligible New Products and Eligible New Product Candidates, each as defined below (the “Qualifying Termination Earnout Methodology”) and (ii) the rTSR modifier shall be measured by the Compensation Committee (A) as of the termination date if such termination date occurs on or prior to December 31, 2031 (i.e., based on a deemed shortened rTSR Measurement Period ending as of the termination date) or (B) as of the end of the Performance Period if the termination date occurs on January 1, 2032 or later (and in any event prior to the end of the Performance Period) (i.e., based on the rTSR Measurement Period). To the extent any PSUs are determined to have been earned and vested based on the application of the Qualifying Termination Earnout Methodology and the rTSR modifier as described above, the provisions of Section 2 below regarding delivery (including, without limitation, the Holding Period) shall apply to the shares of Company common stock deliverable in respect of such earned and vested PSUs; provided, however, that if the termination date occurs on or prior to December 31, 2031, the 80/20 Rule shall not apply. “Eligible New Product Candidates” shall consist of (a) each product candidate of the Company in Phase 1 (or later) clinical development as of the termination date, (b) each product candidate of the Company for which an Investigational New Drug Application (“IND”) has been submitted to the FDA prior to the termination date (unless the FDA issues a clinical hold impacting such product candidate within 30 days of the FDA’s receipt of the IND for such product candidate), and (c) each product candidate acquired by the Company through a Purchase pursuant to an agreement that is entered into within 12 months following the termination date (a “Qualifying Purchase”). “Eligible New Products” shall consist of New Products resulting from Eligible New Product Candidates or a Qualifying Purchase.

Death or Disability. In the case of your death or Disability prior to December 31, 2035, the PSUs shall remain outstanding and may be earned pursuant to the provisions hereof without regard to the continued Service requirement. The provisions of Section 2 below regarding delivery (other than, for the avoidance of doubt, the Holding Period) shall apply to the shares of Company common stock deliverable in respect of such PSUs.

Change in Control. (a) Upon a Change in Control, the rTSR Measurement Period shall be deemed shortened to the date of the Change in Control, and the rTSR modifier shall be measured and determined in the discretion of the Compensation Committee immediately prior to the date of the Change in Control based on the price per share of Company common stock to be paid in the Change in Control transaction.

(b)           Upon a Change in Control, the PSUs shall be assumed by the successor or acquiring entity (if any) in such Change in Control (or any ultimate parent thereof), which assumption or substitution shall be binding on you and the Company, with appropriate adjustments thereto in accordance with the provisions of the Plan, and shall remain outstanding and subject to the remaining terms and conditions hereof. Accordingly, any PSUs that have not yet been earned as of the date of the Change in Control shall be earned and eligible to vest based on (i) performance with respect to the filing and approval metrics and annual global New Product Revenue metrics set forth in Sections 1.B and 1.C above and (ii) your continued Service (including Service with the successor or acquiring entity in the Change in Control) through the applicable Certification Date. Shares earned and vested pursuant to this paragraph (b) and delivered in accordance with Section 2 below shall not be subject to the 80/20 Rule or the Holding Period.

(c)           Notwithstanding the foregoing, upon a termination of your Service by the Company or its successor without Cause or by you for Good Reason upon or following the Change in Control and prior to December 31, 2035, the PSUs shall remain outstanding following the termination date and may be earned pursuant to the provisions hereof without regard to the continued Service requirement, except that the determination of any earnout as of a Certification Date following the termination date will be made pursuant to the Qualifying Termination Earnout Methodology and by measuring the rTSR modifier as determined under paragraph (a) above. Shares earned and vested pursuant to this paragraph (c) and delivered in accordance with Section 2 below shall not be subject to the 80/20 Rule or the Holding Period.

Voluntary Termination/Retirement with Separation from Service. Upon your termination of employment with the Company due to your voluntary departure without Good Reason or your retirement, unless your Service with the Company continues, the rTSR modifier shall be measured by the Compensation Committee as of the termination date and shall be applied to any Shares that had been earned and vested prior to the termination date and were held back pursuant to the 80/20 Rule, and any unvested PSUs shall be forfeited. For the avoidance of doubt, the Holding Period shall continue to apply with respect to any Shares that had become earned and vested prior to the termination date.

2.	Settlement and Share Delivery; Certain Limitations.

A.	Years 1-6. The settlement of any Activity-Based Shares that are earned and vested with respect to each performance year during the Performance Period pursuant to Section 1.B above shall be made and the shares underlying such Activity-Based Shares shall first become deliverable, subject to the 80/20 Rule provided in Section 2.G below, promptly following the Certification Date following the applicable performance year; provided that the cumulative number of Activity-Based Shares that shall be deliverable to you in respect of Years 1-6, after giving effect to the 80/20 Rule provided in Section 2.G below, is capped at 80,000 Activity-Based Shares. No Revenue Shares shall be eligible to be earned and thus none shall be eligible to be settled in respect of Years 1-6.

B.	Year 7. Revenue Shares that are earned and vested with respect to Year 7 pursuant to Section 1.C above shall first become deliverable, subject to the 80/20 Rule provided in Section 2.G below, as determined by the Compensation Committee on the Certification Date for Year 7, and any additional Activity-Based Shares that (i) are earned and vested with respect to performance in Year 7 as determined by the Compensation Committee on the Certification Date for Year 7 or (ii) are Carryover Activity-Based Shares from earlier performance years pursuant to Section 1.B above shall become deliverable, in each case, subject to the 80/20 Rule provided in Section 2.G below; provided that the aggregate number of Activity-Based Shares and Revenue Shares combined that shall be deliverable to you in respect of Year 7, after giving effect to the 80/20 Rule provided in Section 2.G below, is 240,000 (which number shall be calculated inclusive of, and reduced by, any Activity-Based Shares that were delivered in respect of Years 1-6).

C.	Year 8. Revenue Shares that are earned and vested with respect to Year 8 pursuant to Section 1.C above shall become deliverable, subject to the 80/20 Rule provided in Section 2.G below, as determined by the Compensation Committee on the Certification Date for Year 8, and any additional Activity-Based Shares that (i) are earned and vested with respect to performance in Year 8 as determined by the Compensation Committee on the Certification Date for Year 8 or (ii) are Carryover Activity-Based Shares from earlier performance years pursuant to Section 1.B above shall become deliverable, in each case, subject to the 80/20 Rule provided in Section 2.G below; provided that the aggregate number of Activity-Based Shares and Revenue Shares combined that shall be deliverable to you in respect of Year 8, after giving effect to the 80/20 Rule provided in Section 2.G below, is 420,000 (which number shall be calculated inclusive of, and reduced by, any Activity-Based Shares and Revenue Shares that were delivered in 2033 in respect of Year 7).

D.	Year 9. Any additional Revenue Shares that are earned and vested with respect to Year 9 pursuant to Section 1.C above shall become deliverable, subject to the 80/20 Rule provided in Section 2.G below, as determined by the Compensation Committee on the Certification Date for Year 9, and any additional Activity-Based Shares that (i) are earned and vested with respect to performance in Year 9 as determined by the Compensation Committee on the Certification Date for performance in Year 9 or (ii) are Carryover Activity-Based Shares from earlier performance years pursuant to Section 1.B above, shall become deliverable, in each case, subject to the 80/20 Rule provided in Section 2.G below.

E.	Year 10. Any additional Revenue Shares that are earned and vested with respect to Year 10 pursuant to Section 1.C above shall become deliverable as determined by Compensation Committee on the Certification Date for Year 10, and any additional Activity-Based Shares that (i) are earned and vested with respect to performance in Year 10 as determined by the Compensation Committee on the Certification Date in Year 10 or (ii) are Carryover Activity-Based Shares from earlier performance years pursuant to Section 1.B above, shall become deliverable, in each case, subject to the rTSR True-Up provided in Section 1.D above.

F.	Taxes on Delivery. For clarity, any Activity-Based Shares and Revenue Shares that become deliverable hereunder shall be settled pursuant to the provisions set forth in Section 6 (“Delivery; Taxes”) of the Performance Restricted Stock Unit Agreement. You acknowledge and agree that the Company may withhold FICA employment taxes from compensation otherwise payable to you with respect to any amounts that are treated as nonqualified deferred compensation in the year in which the applicable vesting conditions have been satisfied.

G.	80/20 Rule. Subject to Section 1.H above, with respect to each of Years 1-9, only 80% of the number of PSUs that are earned and vested based on the provisions of Sections 1.B and 1.C above (taking into account the limitations set forth in Sections 1.E and 1.F) shall be deliverable in the year following the applicable performance year, in accordance with the terms of this Section 2, and twenty percent (20%) of such PSUs shall be held back and shall not be delivered in accordance with the terms of this Section 2 until the Certification Date in respect of Year 10, when achievement of the rTSR modifier is certified by the Compensation Committee as set forth in Section 1.D above (the “80/20 Rule”).

H.	Holding Period. Subject to Section 1.H above, any shares of Company common stock that are deliverable in respect of earned and vested PSUs and settled in accordance with the provisions of this Section 2 shall be subject to a mandatory holding period until the Certification Date for Year 10, during which time such shares of Company common stock shall be non-transferable and non-disposable by you (the “Holding Period”); provided, however, in the event that there is no Certification Date in respect of Year 10 for any reason the Holding Period shall apply until the date in 2036 on which the Compensation Committee, in the ordinary course, would have certified performance in respect of Year 10, but in no event later than February 15, 2036. During the Holding Period, you shall have all other rights and obligations attributable to the ownership of such shares of Company common stock. Notwithstanding the foregoing, during the Holding Period, a transfer by you for estate planning purposes to a trust or entity established by you for your benefit or the benefit of your Family Member(s) (as defined below) shall be permitted (such permitted transferee, a “Transferee”), provided, however, that in any and all cases the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Notice (including the Holding Period), the Performance Restricted Stock Unit Agreement, and the Plan (which is incorporated herein by reference). For purposes of this Section 2.H, the term “Family Member” shall mean your child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. For the avoidance of doubt, any shares of Company common stock withheld pursuant to the provisions set forth in Section 6 (“Delivery; Taxes”) of the Performance Restricted Stock Unit Agreement shall not be deemed to be in contravention of the Holding Period. In addition, notwithstanding the foregoing, to the extent that the Holding Period applies to shares of Company common stock that have been delivered pursuant to this Section 2, the Holding Period shall end upon your death or Disability or upon a Change in Control.

3.	Treatment of Dividends.

In the event that the Company declares a cash dividend between the Grant Date and the date that shares of Company common stock subject to this PSU Award (if any) are delivered to you pursuant to this Notice, you may earn Dividend Equivalents in cash hereunder in respect of the shares of Company common stock subject to this PSU Award as provided in this Section 3. In respect of any earned and vested PSUs hereunder, the Company shall pay you a single lump sum cash amount equal to the corresponding Dividend Equivalents earned, promptly and in any event within two regular payroll periods as maintained by the Company, following the date that shares of Company common stock subject to this PSU Award are delivered to you pursuant to Section 2 above or on such earlier date in accordance with Section 1.H above. For the avoidance of doubt, no interest shall accrue with respect to any Dividend Equivalent amount that may be earned hereunder. All Dividend Equivalents shall be forfeited to the extent the corresponding portion of the PSUs is forfeited and shall not be paid.

4.	Definitions.

“Beginning Stock Price” shall mean the price of $751.73 per share of Company common stock, reflecting the average Closing Price of a share of Company common stock for the thirty (30) trading days immediately preceding January 1, 2026, after adjusting for the Dividend Value, as applicable.

“Cause” shall have the meaning set forth in the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between you and the Company, as in effect from time to time (the “Employment Agreement”).

“Certification Date” shall mean the date as of which the Compensation Committee certifies performance against the applicable vesting criteria set forth in Section 1.B and Section 1.C, as applicable, following the completion of each performance year during the Performance Period, which date shall occur (unless otherwise required by operation of Section 1.H) (i) in January of the calendar year following each completed performance year prior to Year 7 and (ii) in February of the calendar year following each of Year 7, Year 8, Year 9 and Year 10.

“Closing Price” of a share of Company common stock, as of a date of determination, shall mean (1) the closing sales price per share of Company common stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange, or (2) if the shares of Company common stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Compensation Committee in good faith.

“Cumulative NBI Return” shall mean the cumulative return of the Nasdaq Biotechnology Total Return Index (“NBI”) over the applicable measurement period, calculated with reference to (i) the average closing price of the NBI measured for the thirty (30) trading days immediately preceding January 1, 2026, and (ii) the average closing price of the NBI, measured for the thirty (30) trading days immediately preceding the applicable determination date, respectively.

“Disability” shall mean a Permanent Disability, provided that such termination also qualifies as a termination of Service on account of a disability which meets the requirements of Section 1.409A-3(i)(4) of the Treasury Regulations, as determined by the Compensation Committee.

“Dividend Equivalent” shall mean the cash equivalent amount of any dividends paid by the Company on a share of Company common stock between the Grant Date and the applicable settlement date (as provided in Section 2 above) for the shares subject to this PSU Award.

“Dividend Value” shall mean the value of any dividends paid on a share of Company common stock, or on a share of the common stock or common share of each constituent company of the NBI, as applicable, during the applicable measurement period, with the payment date deemed to have occurred on the ex-dividend date for such dividend and the amount of such dividend deemed reinvested in shares of Company common stock, or in shares of the common stock or common shares of each constituent company of the NBI, as applicable, as of the ex-dividend date (based on the Closing Price of such shares on such date).

“Employment Agreement” is defined within the definition of “Cause” above.

“Ending Stock Price” shall mean the average Closing Price of a share of Company common stock for the thirty (30) trading days immediately preceding the applicable determination date, after adjusting for the Dividend Value, as applicable.

“Good Reason” shall have the meaning (i) set forth in the Employment Agreement; provided, however, that any such definition shall be deemed, solely for purposes of this Notice, to include (1) solely upon or following a Change in Control, as grounds for Good Reason, that the employment or Service of George D. Yancopoulos, M.D., Ph.D. has been terminated without Cause or for Good Reason upon or following the date of such Change in Control or (2) the non-renewal by the Company of the Employment Agreement; or (ii) at a time when you are no longer employed by the Company because your employment has been terminated without Cause or you have resigned from your employment for a reason specified in clause (i) of this definition of “Good Reason” but your Service continues because you serve as a member of the Board of Directors or a consultant to the Company, shall mean your voluntary resignation or other termination of your service as a member of the Board of Directors or voluntary resignation or termination of your service as a consultant (as applicable).

“NBI” is defined within the definition of “Cumulative NBI Return” above.

“New Product” shall mean any product of the Company resulting from (i) any BLA or NDA filed by the Company after January 1, 2026 and approved by the FDA during the period from January 1, 2026 through December 31, 2035 or (ii) a purchase (including by means of merger or acquisition activities) by the Company from a third party or parties completed during the Performance Period (a “Purchase”). For the avoidance of doubt, (i) Ordspono™ (odronextamab) shall be considered a New Product if such product is approved by the FDA, (ii) Lynozyfic® (linvoseltamab) shall be considered a New Product if such product receives FDA approval for earlier lines of treatment in multiple myeloma as compared to the indication approved by the FDA as of the Grant Date or FDA approval of another indication, and (iii) Otarmeni™ (lunsotogene parvec) shall be considered a New Product if such product receives FDA approval in an indication that expands the eligible patient population for the product beyond the eligible patient population for the indication approved by the FDA as of the Grant Date.

“New Product Revenue” shall mean the sum of (i) the aggregate annual global net product sales of each wholly owned New Product not resulting from a Purchase (and including, for the avoidance of doubt, net product sales of Ordspono™ (odronextamab), Lynozyfic® (linvoseltamab) and/or Otarmeni™ (lunsotogene parvec) only to the extent they qualify as a New Product following the Grant Date based on the definition of “New Product” set forth above); (ii) the aggregate incremental annual global net product sales of each wholly owned New Product resulting from a Purchase over its pre-Purchase aggregate annual global net product sales for the most recently completed fiscal period prior to such Purchase; and (iii) for any New Product subject to a collaboration with one or more third parties, the product of (a) the aggregate annual global net product sales of each such collaborated New Product multiplied by (b) the Company’s share of profits for such collaborated New Product (provided that, for any such collaborated New Product resulting from a Purchase, clause (ii) shall apply mutatis mutandis). In determining New Product Revenue at any time or from time to time, the Compensation Committee may, in good faith, adjust New Product Revenue to take into account any material differences in wholesaler inventory levels compared to historical trends based on information provided by the Company.

“Performance Period” shall mean the period from January 1, 2026 through December 31, 2035.

“Performance Restricted Stock Unit Agreement” shall mean the Regeneron Pharmaceuticals, Inc. Performance Restricted Stock Unit Agreement Pursuant to the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, as attached hereto.

“Permanent Disability” means your inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of your regular duties and which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety (90) days from the date of such vote. Any question as to the existence, extent, or potentiality of your Permanent Disability shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, by an adult member of your immediate family), and reasonably acceptable to the Company. Such physician’s written determination of your Permanent Disability shall, upon delivery to the Company, be final and conclusive for purposes of this PSU Award.

“Plan” shall mean the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, as amended from time to time.

“Purchase” is defined within the definition of “New Product” above.

“Shares” shall mean, collectively, Activity-Based Shares and Revenue Shares.

“TSR” shall mean the percent return on a share of Company common stock, determined using the following calculation:

TSR =	Ending Stock Price−Beginning Stock Price
Beginning Stock Price

5.	Special Rules.

For the avoidance of doubt, and notwithstanding any other provision of this Notice, the Performance Restricted Stock Unit Agreement, or the Plan to the contrary, no termination of Service shall be deemed to take place unless you cease both to be employed by and to provide service to the Company (including any successor to the Company) and/or its Subsidiaries as a consultant or as a member of the Board. In addition, to the extent necessary to comply with the requirements of Section 409A of the Code, no termination shall be deemed to occur unless the termination constitutes a “separation from service” for purposes of Section 409A of the Code.

You and the Company agree that these Performance Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the enclosed Performance Restricted Stock Unit Agreement, both of which are attached and made a part of this document.

409A Rules. The Performance Restricted Stock Units are intended to comply with the requirements of Section 409A of the Code and shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this award is subject to Section 409A of the Code and that it does not comply with or is inconsistent with the applicable requirements, the Company may, in its sole discretion, and without your consent, amend this award to cause it to comply with Section 409A of the Code. Notwithstanding any provision of this Notice to the contrary, in the event that any settlement of the Performance Restricted Stock Units occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code at the time of your termination of employment, and provided further that such settlement does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such settlement shall occur until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. To the extent necessary to comply with Section 409A of the Code, the terms “retirement,” “terminate,” “termination,” “termination of employment,” “termination of Service,” and variations thereof as used in this Award Agreement are intended to mean a “separation from service” as such term is defined under Section 409A of the Code. Although this award is intended to comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this award or the payments provided hereunder will comply with Section 409A of the Code or any other provisions of federal, state, local, or non-U.S. law. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this award, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code. Each payment of shares of Company common stock hereunder shall be considered a separate payment for purposes of Code Section 409A.

REGENERON PHARMACEUTICALS, INC.

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Performance Restricted Stock Units, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”, and, together with its Subsidiaries, the “Employer”), and the employee named on the Notice of Grant of Performance Restricted Stock Units (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Notice of Grant of Performance Restricted Stock Units.

WHEREAS, the Recipient is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and

WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”), upon the approval of the non-employee members of the Board of Directors, has granted (as of the effective date of grant specified in the Notice of Grant of Performance Restricted Stock Units) to the Recipient a Performance Restricted Stock Unit (as defined below) with respect to the number of shares of Company Stock as set forth in the Notice of Grant of Performance Restricted Stock Units.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.             Grant of Award. Pursuant to Section 9 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a restricted stock unit (referred to in the Plan as “Phantom Stock”) (each such unit, a “Performance Restricted Stock Unit”) with respect to the number of shares of Company Stock as determined in accordance with the Notice of Grant of Performance Restricted Stock Units. The Recipient’s record of Company Stock ownership shall be recorded in the books of the Company only when and to the extent the Performance Restricted Stock Units vest and the shares of Company Stock are issued. At the Recipient’s request, vested shares that have been issued may be evidenced by stock certificates or book-entry registration.

2.             Vesting; Forfeiture.

(a)           The Performance Restricted Stock Units granted to the Recipient shall vest or be forfeited as provided in the Notice of Grant of Performance Restricted Stock Units. The provisions of this Section 2(a) are subject to the provisions set forth in the Notice of Grant of Performance Restricted Stock Units and the Recipient acknowledges and agrees that except as specifically set forth in Section 2(b) of this Agreement with respect to potential excise tax, the provisions of this Agreement and the Notice of Grant of Performance Restricted Stock Units supersede any contradictory provisions contained in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units (without limiting the generality of the foregoing, the Recipient acknowledges and agrees that the provisions of this Agreement and the Notice of Grant of Performance Restricted Stock Units supersede Section 8(f) of the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between the Recipient and the Company, as in effect from time to time).

(b)           Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units, if the application of the Change in Control provisions set forth in the Notice of Grant of Performance Restricted Stock Units, similar provisions in other stock option or equity compensation grants, and other payments and benefits payable to the Recipient upon termination of employment with the Employer or otherwise (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.

3.             Recipient Acknowledgement. The Recipient hereby acknowledges and agrees that it is the mutual intent of the Recipient and the Company that the award of Performance Restricted Stock Units made pursuant to this Agreement shall be in lieu of any equity, equity-based or other long-term incentive award under the Plan or any successor thereto or replacement thereof, in each case for the period commencing on the date hereof and ending on December 31, 2035 and that the Recipient shall have no entitlement for any such awards during that period, whether or not any portion of the award of Performance Restricted Stock Units made pursuant to this Agreement is earned.

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4.             Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).

5.             Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company shall be valid. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

6.             Delivery; Taxes. At the time the Recipient recognizes taxable income in respect of the Performance Restricted Stock Units, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the Performance Restricted Stock Units shall be due from the Recipient to the Company. Subject to the rules set forth below with respect to any shares of Company Stock that become deliverable in 2035 or 2036, the Company shall facilitate the Recipient’s withholding by allowing the obligation to be satisfied by surrendering to the Company a portion of the shares of Company Stock otherwise deliverable with respect to the Performance Restricted Stock Units the vesting of which gives rise to the withholding obligation (but only to the extent of the minimum withholding required by law) and delivering the remaining net shares of Company Stock to the Recipient (“Net Settlement”). Shares of Company Stock so surrendered by the Recipient in Net Settlement shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such vesting (and the amount equal to the Fair Market Value of such shares shall be remitted by the Company to the appropriate tax authorities).

With respect to any shares of Company Stock that become deliverable in 2035 or 2036, the Company shall facilitate the Recipient’s withholding by allowing the obligation to be satisfied by Net Settlement, provided that if the Committee determines in good faith no later than six (6) months prior to the scheduled vesting date that Net Settlement is not commercially reasonable with respect to all or a portion of the shares of Company Stock (such as in light of the Company’s capital needs, financial condition, or financial covenants or other legal or contractual constraints applicable to the Company), the Company shall:

(a)           Provide the Recipient with prompt notice of the Committee’s determination; and

(b)           Deliver such shares over a reasonable period following certification of performance to facilitate the Recipient’s broker-assisted sales to the market to help the Recipient satisfy tax withholding obligations.

In selecting the length of the delivery period, the Company shall take into account the availability of the so-called rule of administrative convenience for FICA tax withholding, Recipient’s desire for prompt delivery of the earned shares of Company Stock, the Company’s goal to ensure orderly trading in the shares of Company Stock, and the requirements of Section 409A of the Code. In addition, any sales of Company Stock effected pursuant to this Section 6 shall be structured in compliance with applicable securities laws (such as Rule 144 of the Securities Act and Section 16 of the Exchange Act) and, as much as practicable, pursuant to one or more plans designed to satisfy the requirements of Rule 10b5-1 of the Exchange Act.

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The Recipient understands that the Recipient (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.             Rights as a Shareholder. The Recipient will not have the rights of a shareholder with respect to shares of Company Stock subject to the Performance Restricted Stock Units until the vesting of the Performance Restricted Stock Units and the delivery of shares of Company Stock with respect to such vesting and the expiration of any applicable deferral period. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Recipient in the Recipient’s capacity as a shareholder of the Company by electronic means. The Recipient hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.

8.             Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

9.             Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

10.           Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 10.

11.           No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ or continue the services of the Recipient for any specified time period, nor does it modify in any respect the Recipient’s employment or compensation.

12.           Recoupment. By entering into this Agreement and accepting the award hereunder, the Recipient agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations and the Company’s Clawback Policy, both as in effect from time to time (or any successor policy or policies thereto adopted by the Company) (collectively, the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the Performance Restricted Stock Units and the shares of Company Stock deliverable pursuant to the Performance Restricted Stock Units granted hereunder (including following the expiration of the Holding Period and otherwise after all restrictions on such shares have lapsed).

[signature page follows]

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The undersigned Recipient acknowledges and agrees to be bound by the terms and conditions of this Agreement and the Notice of Grant of Performance Restricted Stock Units, which is incorporated herein by reference, as of the Grant Date.

ACKNOWLEDGED AND AGREED

/s/ Leonard S. Schleifer
Name: Leonard S. Schleifer, M.D., Ph.D.
Title: President and Chief Executive Officer

[Signature Page to the Performance Restricted Stock Unit Agreement]